Exhibit 99.1

first AMENDMENT

TO

PURCHASE AND SALE agreement

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is made and entered into as of August 16, 2017 (the “Effective Date”), by and between Norvin Austin Rehab LLC, a Delaware limited liability company (the “Seller”), and Global Medical REIT Inc., a Maryland corporation, its successors or assigns (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated effective as of July 5, 2017 (the “Agreement”), pursuant to which Seller agreed to sell and Purchaser agreed to purchase approximately 3.655 acres of land, known as 700 West 45th Street in Austin, Texas, together with any improvements thereon and all easements and appurtenances thereto and Seller’s title, title and interest in and to adjacent rights of way, as more particularly described in the Agreement (the “Property”); and

WHEREAS, Seller and Purchaser have agreed to modify the Closing Date, as further provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and total sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.                  Defined Terms. Unless otherwise defined in this Amendment, each term used in this Amendment with its initial letter capitalized that has been specially defined in the Agreement shall have the same meaning herein as given to such term in the Agreement.

2.                  Insurance. Seller hereby consents to Purchaser communicating directly with the Tenant for the for the limited purpose of permitting Purchaser to confirm that Tenant currently maintains or will obtain on or before Closing the property and liability insurance coverage required by Purchaser’s preferred lender, BMO Harris Bank N.A. and required by the Lease and waives its right to have a representative present during such communication.

3.                  Extension of Closing Date. Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.1 Closing. The consummation of the transaction contemplated herein (the “Closing”) shall occur via escrow with the Title Company acting as closing and escrow agent, with personal attendance not being required, and shall take place on Thursday, September 7, 2017 (the “Closing Date”). Seller shall have a one-time right to extend the Closing Date for any reason by up to seven (7) days by providing written notice to Purchaser and the Title Company by 5:00 p.m. CT on September 6, 2017.”

The parties agree that, except as set forth above, Seller shall have no further option or right to extend the Closing Date.

4.                  Continuing Effect. Except as expressly modified by this Amendment, the Agreement is hereby ratified and shall continue in full force and effect.

5.                  Entire Agreement. The parties acknowledge that this Amendment reflects the entire agreement of the parties as it relates to this Amendment.

6.                  Full Force and Effect. Except as modified hereby, the Agreement remains in full force and effect and the parties hereby ratify the same, as modified by this Amendment.

7.                  Successors and Assigns. This Amendment is binding upon, and inures to the benefit of the parties hereto and their respective successors and assigns.

8.                  Counterparts. To facilitate execution, this Amendment may be executed in as many counterparts as may be convenient or required. The signature of, or on behalf of, each party, need not appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. Any counterpart of this Amendment may be signed by facsimile, and a copy of a signed counterpart of this Amendment transmitted by facsimile shall be deemed effective as an originally executed counterpart hereof.

9.                  Conflicts. In the event that any conflict is determined to exist between a term or provision of the Agreement and a term or provision set forth in this Amendment, this Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by such party as of the Effective Date.

SELLER:

NORVIN AUSTIN REHAB LLC

By:	/s/ Norman K. Livingston
Norman K. Livingston, President

PURCHASER:

GLOBAL MEDICAL REIT INC.

By:	/s/ Jamie Barber
Title:	General Counsel and Secretary
Date:	August 24, 2017